Exhibit 99.1

For Immediate Release For Details Contact: Ed Richardson Chairman, Chief Executive Officer, and President Richardson Electronics, Ltd. Phone: (630) 208-2340 E-mail: info@rell.com	Corporate Headquarters 40W267 Keslinger Road PO Box 393 LaFox, IL 60147-0393 USA Phone: (630) 208-2200 Fax: (630) 208-2550

Richardson Electronics, Ltd. Elects Dvorak as Chief Financial Officer

LaFox, IL, Wednesday, October 24, 2007: Richardson Electronics, Ltd. (NASDAQ: RELL) today announced the election of Kathleen S. Dvorak as Executive Vice President, Chief Financial Officer and Chief Strategy Officer. She will report directly to Edward J. Richardson, Chairman of the Board and Chief Executive Officer.

"We are extremely pleased to have Kathy join our senior management team.  Her background and expertise are in areas that meet our needs, including distribution, cost control, driving strategic initiatives and increasing shareholder value.  We look forward to Kathy's contributions as she will play a key role in helping us improve Richardson's financial performance," said Mr. Richardson.

Ms. Dvorak spent 25 years with United Stationers Inc., a leading distributor of business products with net sales of $4.5 billion. Most recently she served as its Senior Vice President and Chief Financial Officer from 2001 until 2007. Her responsibilities included providing strategic direction for finance, treasury, accounting, tax, internal audit, financial reporting, business development, compliance, investor relations and planning and analysis.

Ms. Dvorak received an MBA in Finance from DePaul University and earned her undergraduate degree from Northern Illinois University.  She currently serves on the Board of Directors of Marianjoy Rehabilitation Hospital and serves on the Board of Executive Advisors of the College of Business of Northern Illinois University.

About Richardson Electronics

Richardson Electronics, Ltd. is a global provider of “Engineered Solutions,” serving the RF, Wireless & Power Conversion; Electron Device; and Display Systems markets. The Company delivers engineered solutions for its customers’ needs through product manufacturing, systems integration, prototype design and manufacture, testing and logistics. Press announcements and other information about Richardson are available online at http://www.rell.com/investor.asp.